Portage Resources, Inc.
4264 Lady Burton Street
Las Vegas, NV 89129

Officer Position Acceptance

The undersigned, Anthony Miller, hereby accepts the position of and Director of Portage Resources, Inc., effective immediately.

Anthony Miller May 18, 2014

Portage Resources, Inc.
4264 Lady Burton Street
Las Vegas, NV 89129

Officer Position Acceptance

The undersigned, Jason Miller, hereby accepts the position of President, Secretary, Treasurer, CEO and Director of Portage Resources, Inc., effective immediately.

____

Jason Miller May 18, 2014

PORTAGE RESOURCES, INC.

By Written Consent
Of Board of Directors
In Lieu of Special Meeting

The undersigned, being the Interim Chief Executive Officer and custodian of Portage Resources, Inc., a Nevada Corporation (the "Corporation"), hereby waives the calling or holding of a meeting of the board of directors of the Corporation (the "Board"), consents in writing as of this 18th day of May 2015 to the following actions and directs that this written consent be filed by the Corporation's Chief Executive Officer with the minutes of proceedings of the Board.

WHERAS IT IS HEREBY RESOLVED, the Board of Directors, by majority vote, hereby ratifies the sale of the 1 billion shares in the Company in accordance with the Stock Purchase Agreement.

WHEREAS IT IS HEREBY RESOLVED, the Board, by majority vote, hereby ratifies the appointment of Anthony Miller to the board and as its Chairman.

WHEREAS IT IS HEREBY RESOLVED, the Board, by majority vote, hereby ratifies the appointment of Jason Miller to the board, and to the position of Chief Executive Officer.

WHEREAS IT IS HEREBY RESOLVED, the Board, by majority vote, hereby ratifies the acceptance of the resignation of Sergio La Grasta as Interim Chief Executive Officer, effective immediately.

FURTHER RESOLVED, the director of the Corporation be and hereby is authorized, empowered and directed to take any and all actions and to execute, deliver and file any and all agreements, instruments and documents as the director so acting shall determine to be necessary or appropriate to consummate the transactions contemplated by the foregoing resolution. The taking of such action to be conclusive evidence that the same was deemed to be necessary or appropriate and was authorized hereby.

IN WITNESS WHEREOF, the undersigned being the Interim Chief Executive Officer, Custodian and Director of Portage Resources, Inc., has executed this Consent as of the day and year first written above.

Sergio La Grasta, Interim CEO/Custodian

Portage Resources, Inc.
4264 Lady Burton Street
Las Vegas, NV 89129

May 18, 2015

Board of Directors
Portage Resources, Inc.
4264 Lady Burton Street
Las Vegas, NV 89129

Re: Resignation of Sergio La Grasta

Dear Board of Directors:

Please be advised that I, Sergio La Grasta, do hereby resign all of my positions as officer and director of Portage Resources, Inc., (the "Company"). This resignation is effective immediately. Specifically, I resign from my positions as Chief Executive Officer and Director of the Company, as well as any other positions that might be construed as part of the executive management of directorship of the Company.

My resignation is not due to any disagreement on any matter relating to the operations, policies, or practices of the Company.

Yours truly,

Sergio La Grasta